Exhibit 5.1

January 13, 2009

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027

Gentlemen:

I am the General Counsel for Cameron International Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about January 13, 2009, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering $2,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Cameron International Corporation Deferred Compensation Plan for Non-employee Directors and the Cameron International Corporation Nonqualified Deferred Compensation Plan (collectively, the “Plans”).  In such capacity, I have examined the Restated Certificate of Incorporation and the Seconded Amended and Restated By-Laws, as amended, of the Company, the Plans, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, I advise you that, in my opinion, when issued in accordance with the provisions of the Plans, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ William C. Lemmer
William C. Lemmer
Senior Vice President & General Counsel